Exhibit 99.1

Air Lease Corporation Board Names John L. Plueger Next CEO and President, Steven Udvar-Házy to continue with the Company as Executive Chairman and Gregory Willis elevated to Executive Vice President and Chief Financial Officer

LOS ANGELES, California, June 17, 2016 — Air Lease Corporation (NYSE: AL) announced today that its Board of Directors has appointed John L. Plueger as Chief Executive Officer and President effective July 1, 2016. Steven Udvar-Házy will assume the role of Executive Chairman of the Board on July 1, 2016, a full-time officer role.

“On behalf of the Board of Directors, I thank Steve for his extraordinary leadership of ALC as its founder, Chairman, and Chief Executive Officer,” said Robert Milton, ALC’s Lead Director. “Steve started ALC in February 2010, and as a result of his vision and guidance, the company today owns and manages 268 young and in-demand jet aircraft on lease to 88 airline customers around the world, and has an order book of 386 new jet aircraft to be delivered from Airbus and Boeing though 2023.  These role changes are part of the Board’s long-term succession plans and the Board is pleased that as a result of these changes, ALC will benefit from both John’s expanded role, and no diminishment in Steve’s drive and commitment to building an ever bigger and stronger ALC.”

Mr. Plueger joined ALC as its President and Chief Operating Officer and member of its Board of Directors in March 2010, shortly after the Company was formed. Mr. Plueger has more than 30 years of aviation industry and aircraft leasing experience, 24 of which were with International Lease Finance Corporation, where he served on its Board of Directors, as President and Chief Operating Officer and then Acting Chief Executive Officer prior to joining Air Lease Corporation.

“John and I have worked together for over 30 years and I am extremely proud of what we have accomplished in six short years at ALC and look forward to continuing to partner with John in my new role as Executive Chairman,” said Steven Udvar-Házy. “In this role, I will continue to work closely with our airline customers, OEMs and financiers to modernize and grow airline fleets and make ALC the premier leasing company in the world.”

“I joined Steve at ALC because I wanted to be part of a team that was committed to be the very best aircraft leasing company in the world,” said John L. Plueger.  “I am honored to serve as ALC’s next Chief Executive Officer and I look forward to working with Steve, our fantastic team at ALC, and all of our global constituencies and stakeholders to best serve our airline customers, drive forward our strategic business priorities, and provide industry leading returns to our stockholders.”

In addition, the Board of Directors has promoted Gregory Willis to Executive Vice President and Chief Financial Officer from Senior Vice President and Chief Financial Officer effective July 1, 2016.  Mr. Willis joined ALC in March 2010 as its Vice President Finance and Chief Accounting Officer.  In February 2012, he became its Senior Vice President and Chief Financial Officer.

“Steve and I are very pleased to acknowledge Greg’s contributions to ALC’s success over the last six years,” said John Plueger.  “He has earned tremendous respect within ALC internally, as well as in the accounting, financial, and investment communities, and in our industry overall.  He is well deserving of this promotion to Executive Vice President in his corporate title as he continues to lead our financial organization as CFO.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expected delivery dates.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:
Ryan McKenna	Laura St. John
Vice President	Manager, Media and Investor Relations
Email: rmckenna@airleasecorp.com	Email: lstjohn@airleasecorp.com